UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — December 22, 2006 (December 19, 2006)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 8.01. Other Events.

On August 4, 2006, the Company announced its voluntary review of historical stock option grant activity following a request by the Chairman of the Company’s Compensation Committee.   A Special Committee of disinterested and independent directors, with the assistance of independent legal counsel (Morvillo, Abramowitz, Grand, Iason, Anello & Bohrer, P.C.), has now completed this internal review.  The Special Committee, through its counsel, received full cooperation from Company management and Board members, reviewed thousands of pages of paper documents as well as emails and other electronic files, and interviewed over a dozen individuals.

The Company has adjusted all historical option grants for which the exercise price did not correspond to the market price on the date of the approval of the grant so that the exercise price is now the same as the market price on the date of the approval. These adjustments are pursuant to the self-correcting provisions in the Company’s option plan, which are more fully described in the Company’s announcement of August 4, 2006.

In addition, consistent with the announcement of August 4, 2006, and after consultation with its current and former independent auditors, the Company does not intend or expect to restate any financial statements for prior periods, and management does not expect any material impact on the Company’s financial statements going forward as a result of the Special Committee’s review and conclusions.

The Special Committee’s conclusions and recommendations include the following:

•
From 1996 through early 2004, the exercise prices for stock options were routinely lower than the market prices of the Company’s stock on the dates on which these grants were formally approved.  The Company’s practice was to have the exercise price correspond to the date in the preceding month on which the market price of the Company’s stock was at the monthly low.  The Company’s current options grant processes do not follow this practice.

•	There was no finding of intentional wrongdoing by any current executive officer or director of the Company.

•
Current executive officers and directors who had oversight responsibility for the stock option granting process and who received and exercised misdated options, have agreed to reimburse the Company in an amount equal to the difference between the exercise price paid and the exercise price that would have been paid to the Company had the proper grant dates been used. Members of the Compensation Committee have agreed to reimburse the Company for fees paid for participation at Committee meetings at which equity incentive awards were granted prior to 2004.

•
The Special Committee recommended, and the Board of Directors has adopted and implemented, new policies and procedures to ensure that all prospective equity incentive awards will be made in strict compliance with the Company’s stock incentive plans and applicable U.S. and Canadian rules and regulations.

In total, the aggregate adjusted exercise price of the options affected by the self-correcting adjustments is approximately $3.8 million greater than the original exercise price payable to the Company pursuant to these options. For further clarification, these self-correcting adjustments would result in up to an additional $3.8 million that would be received by the Company upon the exercise of adjusted options. Of this amount, approximately $680,000 is attributable to options that have been previously exercised, and the Company expects to recover this amount.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: December 22, 2006	MDC Partners Inc.

By:
/s/ Mitchell Gendel
Mitchell Gendel General Counsel & Corporate Secretary